Exhibit 99.1

CORPORATE OFFICE

37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK ACQUIRES MOTION CONTROL GROUP

Paoli, PA, February 26, 2008 — AMETEK, Inc. (NYSE: AME) today announced that it has acquired the Motion Control Group (MCG), a leading global manufacturer of highly customized motors and motion control solutions for the medical, life sciences, industrial automation, semiconductor and aviation markets. Headquartered in Minneapolis, MN, MCG has annual sales of approximately $26 million.

“MCG enjoys a strong reputation with its customers, has solid engineering capabilities and is an excellent strategic fit with our highly differentiated technical motor business, sharing common markets, customers, distribution channels and motor platforms,” comments Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

“MCG greatly enhances our capability in providing precision motion technology solutions. Its brush-commutated and brushless DC motors complement our existing motor business, while its linear motor line further broadens the range of solutions we offer the motion control market,” notes Mr. Hermance.

MCG becomes part of AMETEK’s Technical & Industrial Products (TIP) unit, which produces brush-commutated DC motors, brushless DC motors, hybrid stepper motors, slotless motors, motor controllers, blowers, fans and pumps for a variety of end markets.

AMETEK TIP is a unit of AMETEK’s Electromechanical Group (EMG), a differentiated supplier of electrical interconnects, microelectronic packaging, technical motors and systems, and specialty metal products. EMG also produces electric motors for floor care and other specialty motor applications and had 2007 sales of approximately $937 million.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with 2007 sales of more than $2.1 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 1000 Index.

— MORE —

AMETEK ACQUIRES THE MOTION CONTROL GROUP

Forward-looking Information
Statements in this news release relating to future events such as AMETEK’s expected business and financial performance are “forward-looking statements”. Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

# # #